PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Fourth Quarter and Full Year 2020 Results
•Fourth quarter 2020 net loss available to shareholders of $1,045 million, or $11.69 per diluted share, driven primarily by net derivative mark-to-market losses
•Fourth quarter 2020 adjusted earnings, less notable items*, of $272 million, or $3.03 per diluted share
•Annuity sales increased 58 percent over the fourth quarter of 2019 and 25 percent for full year 2020
•Life sales increased 25 percent over the fourth quarter of 2019 and 124 percent for full year 2020
•Estimated combined risk-based capital ("RBC") ratio of approximately 485 percent and holding company liquid assets of $1.7 billion
•$511 million total subsidiary ordinary dividends paid to the holding company in the fourth quarter of 2020; $1.3 billion subsidiary ordinary dividends paid to the holding company for full year 2020
•The company repurchased $473 million of its common stock for full year 2020, representing 17 percent of shares outstanding relative to year-end 2019; announced authorization of the repurchase of up to an additional $200 million of common stock
CHARLOTTE, NC, February 10, 2021 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter and Full Year 2020 Results
The company reported a net loss available to shareholders of $1,045 million in the fourth quarter of 2020, or $11.69 per diluted share, compared with a net loss available to shareholders of $1,077 million in the fourth quarter of 2019. During the quarter, as a result of strong equity markets, the value of our hedges, which the company uses to protect its balance sheet against adverse market conditions, decreased, as expected. Most of the corresponding liabilities are not reflected at fair value under U.S. GAAP accounting and are, therefore, less sensitive to market movements.
The company ended the fourth quarter of 2020 with common stockholders' equity ("book value") of $16.7 billion, or $188.90 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $10.9 billion, or $124.10 per common share.
For the fourth quarter of 2020, the company reported adjusted earnings* of $189 million, or $2.10 per diluted share, compared with adjusted earnings of $282 million, or $2.61 per diluted share, in the fourth quarter of 2019.
_______________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Fourth Quarter 2020 Brighthouse Financial, Inc. Financial Supplement and/or the Fourth Quarter and Full Year 2020 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted earnings for the quarter reflected $83 million after tax of unfavorable notable items, or $0.92 per diluted share, including:

•$34 million related to debt repayment costs,
•$32 million for establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company, and
•$17 million unfavorable impact related to the modeling of reserves for unreported claims associated with the company's transition to its future state platform.
Corporate expenses in the fourth quarter of 2020 were $236 million, up from $204 million in the third quarter of 2020, both on a pre-tax basis.
Annuity sales increased 58 percent quarter-over-quarter, 26 percent sequentially and 25 percent for the full year 2020. Life sales increased 25 percent quarter-over-quarter, 15 percent sequentially and 124 percent for the full year 2020.

On a full year basis, the company reported a net loss available to shareholders of $1,105 million in 2020, or $11.58 per diluted share, compared with a net loss available to shareholders of $761 million in 2019, or $6.76 per diluted share. The net loss on a U.S. GAAP basis is due to strong equity markets resulting in a decrease in the value of our hedges. Full year 2020 adjusted earnings, less notable items*, were $972 million, or $10.19 per diluted share, compared with adjusted earnings, less notable items, of $1,080 million, or $9.58 per diluted share in 2019.

During the fourth quarter of 2020, the company repurchased $97 million of its common stock, and for the full year 2020 repurchased $473 million of its common stock, representing approximately 17 percent of shares outstanding relative to year-end 2019. Since the announcement of the company's first stock repurchase authorization in August 2018, the company has repurchased $1,048 million of its common stock through February 9, 2021. The company also announced today that it has authorized the repurchase of up to $200 million of its common stock. This stock repurchase authorization is in addition to the $500 million stock repurchase authorization the company announced in February 2020, under which $53 million remains as of February 9, 2021.

"We delivered solid results in the fourth quarter of 2020, including continued strong growth in sales, despite the headwinds from the COVID-19 pandemic,” said Eric Steigerwalt, president and CEO, Brighthouse Financial.

"Reflecting on 2020, we made significant progress executing our strategy while navigating the challenging environment. We grew sales, enhanced our product portfolio with the launch of two new products, continued to expand our broad distribution network, repurchased more of our common stock and completed the revision of our hedging strategy,” Steigerwalt continued. “The progress we made in 2020 puts us in a strong position to continue to deliver on our strategy, which we believe will enable us to generate long-term value for our shareholders, our distribution partners and the clients they serve."

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended				For the Year Ended
	December 31, 2020		December 31, 2019		December 31, 2020		December 31, 2019
	Total	Per share	Total	Per share	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(1,045)	$(11.69)	$(1,077)	$(10.02)	$(1,105)	$(11.58)	$(761)	$(6.76)
Adjusted earnings (1)	$189	$2.10	$282	$2.61	$(278)	$(2.92)	$599	$5.31
Adjusted earnings, less notable items (1)	$272	$3.03	$265	$2.46	$972	$10.19	$1,080	$9.58
Weighted average common shares outstanding - diluted (1)	89,890,162	N/A	107,840,324	N/A	95,350,822	N/A	112,694,053	N/A

Book value	$16,663	$188.90	$15,760	$148.64
Book value, excluding AOCI	$10,947	$124.10	$12,520	$118.08
Ending common shares outstanding	88,211,618	N/A	106,027,301	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	December 31, 2020	September 30, 2020	December 31, 2019
Annuities	$293	$387	$265
Life	$13	$76	$75
Run-off (1)	$25	$(1,139)	$6
Corporate & Other (1)	$(142)	$(13)	$(64)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Annuities (1)	$2,951	$2,335	$1,871
Life	$15	$13	$12

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $253 million for the fourth quarter of 2020, $234 million for the third quarter of 2020, and $261 million for the fourth quarter of 2019.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Annuities
Adjusted earnings in the Annuities segment were $293 million in the current quarter, compared with adjusted earnings of $265 million in the fourth quarter of 2019 and adjusted earnings of $387 million in the third quarter of 2020.
There were no notable items in the current quarter. The fourth quarter of 2019 included $42 million of favorable notable items related to refinements to certain actuarial assumptions, and the third quarter of 2020 included a $102 million favorable notable item related to the annual actuarial review.
On a quarter-over-quarter basis, adjusted earnings reflect lower expenses, higher net investment income, higher fees, and lower deferred acquisition costs ("DAC") amortization. On a sequential basis, adjusted earnings reflect higher fees and higher net investment income, partially offset by higher expenses.
As mentioned above, annuity sales increased 58 percent quarter-over-quarter, 26 percent sequentially and 25 percent year-over-year.
Life
Adjusted earnings in the Life segment were $13 million in the current quarter, compared with adjusted earnings of $75 million in the fourth quarter of 2019 and adjusted earnings of $76 million in the third quarter of 2020.
The current quarter included a $17 million unfavorable notable item related to modeling improvements resulting from an actuarial system conversion, as described above. There were no notable items in the fourth quarter of 2019, and the third quarter of 2020 included an $11 million unfavorable notable item related to the annual actuarial review.
On a quarter-over-quarter basis, adjusted earnings reflect a lower underwriting margin, partially offset by higher net investment income and lower expenses. On a sequential basis, adjusted earnings reflect a lower underwriting margin, partially offset by higher net investment income.
As mentioned above, life sales increased 25 percent quarter-over-quarter, 15 percent sequentially and 124 percent year-over-year.
Run-off
Adjusted earnings in the Run-off segment were $25 million in the current quarter, compared with adjusted earnings of $6 million in the fourth quarter of 2019 and an adjusted loss of $1,139 million in the third quarter of 2020.
There were no notable items in the current quarter or in the fourth quarter of 2019. The third quarter of 2020 included a $1,172 million unfavorable notable item related to the annual actuarial review.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher net investment income, partially offset by a lower underwriting margin. On a sequential basis, adjusted earnings, less notable items, reflect a lower underwriting margin, partially offset by higher net investment income.
Corporate & Other
Corporate & Other had an adjusted loss of $142 million in the current quarter, compared with an adjusted loss of $64 million in the fourth quarter of 2019 and an adjusted loss of $13 million in the third quarter of 2020.
The current quarter included $66 million of unfavorable notable items related to debt repayment costs associated with the repurchase, by the company, of a portion of its outstanding senior notes, as well as establishment costs, as described

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
above. The fourth quarter of 2019 included a $25 million unfavorable notable item related to establishment costs, and the third quarter of 2020 included $4 million of net favorable notable items.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects a lower tax benefit and higher total preferred stock dividends. On a sequential basis, the adjusted loss, less notable items, reflects a lower tax benefit and higher expenses.

Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Net investment income	$1,037	$996	$898
Adjusted net investment income	$1,042	$1,001	$904

Net Investment Income
Net investment income was $1,037 million and adjusted net investment income* was $1,042 million for the fourth quarter of 2020. On a quarter-over-quarter basis, adjusted net investment income increased $138 million and increased $41 million on a sequential basis. The quarter-over-quarter and sequential results were driven primarily by higher alternative investment income.
The net investment income yield was 4.56 percent during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	December 31, 2020 (1)	September 30, 2020	December 31, 2019
Statutory combined total adjusted capital	$8.6	$8.4	$9.7

(1) Reflects preliminary statutory results as of December 31, 2020.

Capitalization

At December 31, 2020:

•Holding company liquid assets were approximately $1.7 billion

•Statutory combined total adjusted capital on a preliminary basis increased to approximately $8.6 billion, driven by the strong capital markets in the quarter, partially offset by $511 million in subsidiary ordinary dividends paid to the holding company

•Estimated combined RBC ratio of approximately 485 percent

•During the quarter the company issued $575 million of preferred stock and used the proceeds to repurchase $550 million of its outstanding senior notes

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the fourth quarter and full year 2020 at 8:00 a.m. Eastern Time on Thursday, February 11, 2021. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 (+1 (209) 905-5952 from outside the U.S.) and use conference ID 8498582.

A replay of the conference call will be made available until Friday, March 5, 2021, on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2019 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. A.M. Best, 2020.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: the impact of the ongoing COVID-19 pandemic; differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impact of such strategy on volatility in our profitability measures and negative effects on our statutory capital; the reserves we are required to hold against our variable annuities as a result of actuarial guidelines; the potential material adverse effect of changes in accounting standards, practices and/or policies applicable to us, including changes in the accounting for long-duration contracts; our degree of leverage due to indebtedness; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; the adverse impact to liabilities for policyholder claims as a result of extreme mortality events; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the effectiveness of our policies and procedures in managing risk; our ability to market and distribute our products through distribution channels; whether all or any portion of the tax consequences of our separation from MetLife, Inc. (“MetLife”) are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements or disagreements regarding MetLife’s or our obligations under our other agreements; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2019, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests and preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL"), except earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees").

The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income including investment hedge adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percent of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE95, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities risk management strategy. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	December 31, 2020	September 30, 2020	December 31, 2019
Premiums	$191	$184	$209
Universal life and investment-type product policy fees	868	882	950
Net investment income	1,037	996	898
Other revenues	119	99	107
Revenues before NIGL and NDGL	2,215	2,161	2,164
Net investment gains (losses)	326	5	33
Net derivative gains (losses)	(2,410)	(1,857)	(1,891)
Total revenues	$131	$309	$306

Expenses
Interest credited to policyholder account balances	$276	$281	$268
Policyholder benefits and claims	638	3,047	734
Amortization of DAC and VOBA	(156)	244	9
Interest expense on debt	45	47	47
Other expenses	634	533	620
Total expenses	1,437	4,152	1,678
Income (loss) before provision for income tax	(1,306)	(3,843)	(1,372)
Provision for income tax expense (benefit)	(275)	(850)	(303)
Net income (loss)	(1,031)	(2,993)	(1,069)
Less: Net income (loss) attributable to noncontrolling interests	1	2	1
Net income (loss) attributable to Brighthouse Financial, Inc.	(1,032)	(2,995)	(1,070)
Less: Preferred stock dividends	13	17	7
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(1,045)	$(3,012)	$(1,077)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	December 31, 2020	September 30, 2020	December 31, 2019
Investments:
Fixed maturity securities available-for-sale	$82,495	$79,338	$71,036
Equity securities	138	117	147
Mortgage loans	15,808	15,746	15,753
Policy loans	1,291	1,289	1,292
Limited partnerships and limited liability companies	2,810	2,562	2,380
Short-term investments	3,242	4,239	1,958
Other invested assets	3,747	5,038	3,216
Total investments	109,531	108,329	95,782
Cash and cash equivalents	4,108	6,189	2,877
Accrued investment income	676	781	684
Reinsurance recoverables	15,338	15,052	13,990
Premiums and other receivables	820	1,035	770
DAC and VOBA	4,911	4,664	5,448
Current income tax recoverable	—	—	17
Other assets	516	447	584
Separate account assets	111,969	103,184	107,107
Total assets	$247,869	$239,681	$227,259
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$44,448	$44,537	$39,686
Policyholder account balances	54,508	52,798	45,771
Other policy-related balances	3,411	3,088	3,111
Payables for collateral under securities loaned and other transactions	5,252	6,989	4,391
Long-term debt	3,436	3,979	4,365
Current income tax payable	126	72	—
Deferred income tax liability	1,620	1,816	1,355
Other liabilities	5,011	4,887	5,236
Separate account liabilities	111,969	103,184	107,107
Total liabilities	229,781	221,350	211,022
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,878	13,314	12,908
Retained earnings (deficit)	(534)	511	585
Treasury stock	(1,038)	(941)	(562)
Accumulated other comprehensive income (loss)	5,716	5,381	3,240
Total Brighthouse Financial, Inc.’s stockholders’ equity	18,023	18,266	16,172
Noncontrolling interests	65	65	65
Total equity	18,088	18,331	16,237
Total liabilities and equity	$247,869	$239,681	$227,259

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended			For the Year Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss) available to shareholders	$(1,045)	$(3,012)	$(1,077)	$(1,105)	$(761)
Less: Net investment gains (losses)	326	5	33	278	112
Less: Net derivative gains (losses), excluding investment hedge adjustments	(2,415)	(1,862)	(1,897)	(36)	(1,994)
Less: GMIB Fees and GMIB Costs	236	(957)	34	(1,012)	43
Less: Amortization of DAC and VOBA	280	(86)	93	(228)	153
Less: Market value adjustments and other	11	(41)	17	(49)	(36)
Less: Provision for income tax (expense) benefit on reconciling adjustments	328	618	361	220	362
Adjusted earnings	189	(689)	282	(278)	599
Less: Notable items	(83)	(1,077)	17	(1,250)	(481)
Adjusted earnings, less notable items	$272	$388	$265	$972	$1,080

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$(11.69)	$(32.49)	$(10.02)	$(11.58)	$(6.76)
Less: Net investment gains (losses)	3.65	0.05	0.31	2.92	1.00
Less: Net derivative gains (losses), excluding investment hedge adjustments	(27.03)	(20.09)	(17.65)	(0.38)	(17.72)
Less: GMIB Fees and GMIB Costs	2.64	(10.32)	0.32	(10.61)	0.38
Less: Amortization of DAC and VOBA	3.13	(0.93)	0.87	(2.39)	1.36
Less: Market value adjustments and other	0.12	(0.44)	0.16	(0.51)	(0.32)
Less: Provision for income tax (expense) benefit on reconciling adjustments	3.67	6.67	3.36	2.31	3.22
Less: Impact of inclusion of dilutive shares	0.02	—	0.01	—	0.01
Adjusted earnings per common share	2.10	(7.43)	2.61	(2.92)	5.31
Less: Notable items	(0.92)	(11.62)	0.16	(13.11)	(4.27)
Adjusted earnings, less notable items per common share	$3.03	$4.19	$2.46	$10.19	$9.58

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended			For the Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net investment income	$1,037	$996	$898	$3,601	$3,579
Less: Investment hedge adjustments	(5)	(5)	(6)	(18)	(6)
Adjusted net investment income	$1,042	$1,001	$904	$3,619	$3,585

Notable Items (Unaudited, in millions)

	For the Three Months Ended			For the Year Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Actuarial items and other insurance adjustments	$17	$1,062	$(42)	$1,127	$412
Establishment costs	32	15	25	89	92
Debt repayment costs	34	—	—	34	—
Separation-related transactions	—	—	—	—	(23)
Total notable items (1)	$83	$1,077	$(17)	$1,250	$481

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$—	$(102)	$(42)	$(102)	$(12)
Life	17	11	—	28	(19)
Run-off	—	1,172	—	1,220	443
Corporate & Other	66	(4)	25	104	69
Total notable items (1)	$83	$1,077	$(17)	$1,250	$481

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.